Exhibit 10.35


                               CELGENE CORPORATION
                               7 Powder Horn Drive
                                Warren, NJ 07059


December 3, 2004


Pharmion Corporation
4865 Riverhead Road
Boulder, Colorado  80301

Pharmion GmbH
Aeschenvorstadt 71
P.O. Box 605
4010 Basel
Switzerland

Gentlemen:

Reference is made to (i) that certain License Agreement by and among Pharmion GmbH, Pharmion Corporation ("Pharmion") and Celgene Corporation ("Celgene", and, together with Pharmion GmbH and Pharmion, the "Parties") dated as of November 16, 2001 (as thereafter amended the "License Agreement") and (ii) that certain Letter Agreement among Pharmion GmbH, Pharmion and Celgene dated as of November 16, 2001 (as thereafter amended, the "S.T.E.P.S. License"). Except as otherwise indicated, capitalized terms used herein have the meaning ascribed to them in the License Agreement.

Pursuant to the S.T.E.P.S. License, among other matters, Celgene (a) provides Pharmion GmbH assistance in connection with Pharmion's efforts to obtain necessary regulatory approvals to distribute, market and sell the Product in the Territory, including (i) access to all available Product data, (ii) assistance in designing clinical trials, (iii) access to information concerning S.T.E.P.S., and (iv) access to Celgene personnel for consultations concerning any of the foregoing, and (b) grants to Pharmion GmbH an exclusive (including as to Celgene and its Affiliates) license to use in the Territory S.T.E.P.S. under the patent applications and patents rights (then existing or thereafter arising) in connection with seeking Regulatory Approval, and in connection with the registration, distribution, marketing, use and sale of the Products in the Territory.

The intention and practice of the Parties with respect to the calculation of the fee payable under the S.T.E.P.S. License has not conformed to the provisions of
Section 4 of the S.T.E.P.S. License

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and the Parties desire to reform the S.T.E.P.S. License to conform Section 4 thereof to the intention and practice of the Parties. Accordingly, Pharmion GmbH, Pharmion and Celgene hereby agree as follows:

1. Section 4(b) of the S.T.E.P.S. License is hereby amended and restated in its entirety as follows:

                  "(b) (i) a fee of U.S.$300,000 per calendar quarter, payable in advance on the first day of each calendar quarter, commencing with the quarter beginning January 1, 2002, and ending with the calendar quarter following the First Commercial Sale in the United Kingdom (which U.S.$300,000 fee shall be a credit against any fee payable pursuant to the following clause (ii)); and (ii) a fee with respect to each country in the Territory equal to eight percent (8%) of Net Sales arising prior to the First Commercial Sale in such country, calculated and payable in the same manner as the royalty under the License Agreement."

2. Except as expressly modified by this letter agreement, all terms and conditions of the S.T.E.P.S. License shall remain in full force and effect.

3. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, together, shall constitute one and the same agreement.



                                   Very truly yours,

                                   Celgene Corporation

                                   By: /s/ Sol J. Barer
                                      ------------------------------------------
                                           Sol J. Barer
                                           President and Chief Operating Officer


Agreed:

Pharmion Corporation
Pharmion GmbH


By: /s/ Patrick J. Mahaffy
   --------------------------------
        Patrick J. Mahaffy
        President and CEO